Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Gregory Henry (“Employee”) and Couchbase, Inc., its successors, predecessors and assigns (together, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee was employed by the Company;
WHEREAS, Employee signed an EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT with the Company on November 22, 2016 (the “Confidentiality Agreement”);
WHEREAS, the Company and Employee have entered into one or more Stock Option Agreement(s) and/or RSU Agreement(s) (collectively, the “Equity Agreements”) subject to the terms and conditions of the Company’s 2008 Equity Incentive Plan, 2018 Equity Incentive Plan or the 2021 Equity Incentive Plan (collectively, the “EIP”);
WHEREAS, Employee will cease employment with the Company effective February 25, 2025 (the “Separation Date”); and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1.Consideration. In consideration for Employee entering into this Agreement and abiding by its terms and conditions, Company shall provide the following benefits:
a.Bonus Payment. The Company agrees that Employee shall receive the full amount of the Employee’s FY2025 executive bonus, less applicable payroll deductions and withholdings, at the same time as other members of the Company’s executive staff are paid, and calculated with the same bonus multiplier that the Compensation Committee of the Board shall determine for all other Company executive staff.
b.Service Provider Agreement and Stock Options. If, immediately following the Separation Date, Employee continues to be a service provider for Company under the terms of an executed Service Provider Agreement, Employee’s vesting in Company stock options and/or restricted stock units – but specifically excluding the performance stock units granted January 26, 2022 and amended March 22, 2023 (the “PSUs”) - shall, during the term of the Service Provider Agreement, continue pursuant to the terms of the Equity Agreements, until the date Employee ceases to be a service provider (“Service End Date”).
All PSUs that are unvested as of the Separation Date will be forfeited and cancelled on such date. All Company stock options and restricted stock units that are unvested as of the Service End Date will be forfeited and cancelled on such date.

The Company agrees to extend the time allowed to exercise any vested Options Employee may have under the Equity Agreements to two (2) years from the Service End Date, but in no event shall any vested Options be exercised later than the expiration date as set forth in the applicable Stock Option Agreement. By signing this Agreement, Employee acknowledges that this extension is a modification of any Option that qualifies as an Incentive Stock Option (ISO), which will result in any such Option immediately becoming disqualified as an ISO and being treated for all purposes as a Nonqualified Stock Option. Capitalized terms in this paragraph not defined in this Agreement shall have the meanings ascribed to such terms in the applicable Equity Agreements.

c.Acknowledgements. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1. Effective as of the Separation Date, Employee hereby resigns from any positions Employee occupied with the Company or any subsidiary or affiliate of the Company immediately prior to the Separation Date, and agrees to execute any necessary documents or other forms necessary to effectuate or document his resignation as a matter of local, state, federal, or international law.
2.Benefits. Other than as set forth in Section 1, Employee’s participation in all benefits and incidents of employment, including, but not limited to vesting in stock options and/or restricted stock units, the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. Employee’s health insurance benefits shall cease on the last day of February, 2025, after which Employee may continue Employee’s health insurance under COBRA at Employee’s own expense provided Employee makes a timely election. Employee will be provided with a separate notice of COBRA rights.
3.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided (to the extent applicable) all salary, wages, commissions, bonuses, vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, stock, stock options, equity awards, vesting, and any and all other benefits and compensation due to Employee. Employee further acknowledges and represents that Employee has received any leave to which Employee was entitled or which Employee has requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that Employee did not sustain any workplace injury during their employment with the Company.
4.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, its parents, subsidiaries, and affiliates, and each of their respective current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, professional employer organizations or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims related to Employee’s compensation or benefits from the Company, including bona fide disputes regarding salary, bonuses, commissions, paid time off, and any claims regarding expense reimbursements, separation pay entitlement (other than as described herein), and fringe benefits;
c.     any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
d.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
e.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the federal and California Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes Oxley Act of 2002; the Immigration Reform and Control Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act, except as prohibited by law, and the California Fair Employment and Housing Act;
f.    any and all claims for violation of the federal or any state constitution;
g.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
h.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any proceeds received by Employee from the Company; and
i.    any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to: (1) Employee’s right to file for unemployment insurance and/or workers’ compensation insurance benefits; (2) any rights or claims that may arise after the execution date of this Agreement (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).
5.Non-Interference With Legal Rights. Nothing in this Agreement (i) limits or affects Employee’s right to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Worker Benefit Protection Act; (ii) prevents the filing of a charge or complaint with or the participation in an investigation or proceeding conducted by the Equal Employment Opportunity Commission

(EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (iii) prevents the exercise of rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. By signing this Agreement, Employee is waiving their right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party or under (i), (ii), or (iii) of this Section, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
7.California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
8.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
9.Reserved.
.

10.Trade Secrets and Confidential Information/Company Property. Employee acknowledges that, separate from this Agreement, but subject to the protected conduct provisions in Section 5 of this Agreement, Employee remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees, and if the Employee is based outside of California, non-solicitation of the Company’s customers. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. This includes, but is not limited to, laptops, power cords, external drives, monitors, computers, files, credit cards, identification badges, keys, notes, business plans and forecasts, financial information, customer information, product information, specifications, training material, and computer-recorded information.
11.No Cooperation. Subject to the Confidentiality section of this Agreement, Employee further agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. Subject to the Confidentiality section of this Agreement, if approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
12.Non-Disparagement. Subject to Section 5 of this Agreement, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. Company agrees that its officers and directors will refrain from any disparagement, defamation, libel, or slander of the Employee, and agrees to refrain from any tortious interference with the contracts and relationships the Employee.
13.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement, and to obtain damages, except as provided by law, except for $100 which shall be adequate and sufficient consideration to support Employee’s obligations under this Agreement. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in enforcing Employee’s obligations under this Agreement or the Confidentiality Agreement, including the bringing of any action to recover the consideration.
14.No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

15.Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.
16.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.Arbitration. The parties agree that any and all disputes arising out of the terms of this agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration under the Federal Arbitration Act (the “FAA”) and that the FAA shall govern and apply to this arbitration agreement will full force and effect. Any such arbitration will be determined in Santa Clara County, California, before Judicial Arbitration & Mediation Services (“JAMS”), pursuant to its employment arbitration rules & procedures (“JAMS Rules”), on an individual basis. The arbitrator may grant injunctions and other relief in such disputes. The arbitrator shall administer and conduct any arbitration in accordance with the Federal Arbitration Act and California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Each party shall separately pay for its respective counsel fees and expenses; provided, however, that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to this agreement and the agreements incorporated herein by reference. Should any part of the arbitration agreement contained in this paragraph conflict with any other arbitration agreement between the parties, the parties agree that this arbitration agreement shall govern.

18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).
19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
20.No Representations. Employee represents that he/she has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability. If any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
23.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee (and constitutes an absolute integration of such agreement and understanding) concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of (a) the Confidentiality Agreement and any Equity Agreements, in each case, except as otherwise modified or superseded herein, (b) the Indemnification Agreement between the Company and Employee as in effect immediately prior to the Separation Date, and (c) the Company’s Compensation Recovery Policy, as it shall hereinafter be amended in accordance with applicable law. For the avoidance of doubt, after the Separation Date, Employee shall no longer be a Participant under the Change in Control and Severance Policy of the Company.
24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or Chief People Officer.
25.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
26.Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).
27.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email, PDF, or other electronic transmission or signature.

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28.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)    Employee has read this Agreement;
(b)    Employee has a right to consult with legal counsel regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)    Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)    Employee is fully aware of the legal and binding effect of this Agreement; and
(e)    Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Gregory Henry, an individual

/s/ GREG HENRY
Dated:	February 21, 2025

COUCHBASE, INC.

/s/ MATTHEW M. CAIN
Dated:	February 20, 2025
Name:	Matt Cain
Title:	President and CEO